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                                                                   EXHIBIT (11)

                                         HONEYWELL INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE
                                   (Dollars in Millions Except Per Share
Amounts)
                                                  (Unaudited)
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                                                                 Third Quarter Ended                       Nine Months Ended
                                                            -------------------------------     -------------------------------
                                                            September 28,     September 29,     September 28,     September 29,
                                                                1997              1996              1997              1996
                                                            -------------     -------------     -------------     -------------

Primary:
Income:
   Net income...............................................$     118.9        $     101.1       $     292.9      $     249.5
                                                            ===========        ===========       ===========      ===========
Shares:
   Weighted average of shares outstanding during the year...127,526,537        126,518,538       127,167,849      126,667,672
                                                            ===========        ===========       ===========      ===========
Earnings per share:
   Net income...............................................$      0.93        $      0.80       $      2.30      $      1.97
                                                            ===========        ===========       ===========      ===========
Assuming full dilution:
Income:
   Net income...............................................$     118.9        $     101.1       $     292.9      $     249.5
                                                            ===========        ===========       ===========      ===========
Shares:
   Weighted average of shares outstanding during the year...127,526,537        126,518,538       127,167,849      126,667,672
   Shares issuable in connection with stock plans
     less shares purchasable from proceeds..................  2,179,428          2,638,374         2,244,696        2,848,464
                                                            -----------        -----------       -----------      -----------
       Total Shares.........................................129,705,965        129,156,912       129,412,545      129,516,136
                                                            ===========        ===========       ===========      ===========
Earnings per share:
   Net income...............................................$      0.92        $      0.78       $      2.26      $      1.93
                                                            ===========        ===========       ===========      ===========

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